EXHIBIT 5.1


                                  June 24, 2004


Old Line Bancshares, Inc.
2995 Crain Highway
Waldorf, Maryland 20601


         Re: Old Line Bancshares, Inc. 2004 Equity Incentive Plan Registration Statement on Form S 8 for 250,000 Shares of Common Stock

Ladies and Gentlemen:

         We have acted as counsel for Old Line Bancshares, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, on Form S 8 of 250,000 shares of the Company's Common Stock, $0.01 par value (the "Shares"), to be issued under the Old Line Bancshares, Inc. 2004 Equity Incentive Plan (the "Plan"). As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

         Based on the foregoing, it is our opinion that the Shares reserved for issuance under the Plan have been duly and validly authorized and upon the issuance and delivery of the Shares in the manner and for the consideration described under such Plan, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S 8. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                Very truly yours,


                                            /s/ Ober, Kaler, Grimes & Shriver

                                            OBER, KALER, GRIMES & SHRIVER



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